Exhibit 99.1

TeleNav Reports Fourth Quarter and Fiscal 2010 Financial Results

-Quarterly revenue increased 10 percent sequentially, 45 percent year over year, to $49.5 million with annual revenue growth of 54 percent to $171.2 million

-Average monthly paid subscribers for the fourth quarter reached 16.1 million, up from 14.5 million in the prior quarter

Sunnyvale, Calif. – July 29, 2010 – TeleNav, Inc. (NASDAQ:TNAV), a leading provider of location-based services, or LBS, including voice guided navigation on mobile phones, autos and enterprise LBS, today announced its financial results for the fourth quarter and fiscal year ended June 30, 2010.

Financial Highlights:

•	Record revenue for the fourth quarter of fiscal 2010 grew 45 percent over the prior year to $49.5 million.

•	Net income for the fourth quarter of fiscal 2010 grew 3 percent over the prior year to $10.6 million.

•	Record revenue for fiscal 2010 grew 54 percent year over year to $171.2 million.

•	Record net income for fiscal 2010 grew 40 percent year over year to $41.4 million.

•	Cash generated from operations for the fourth quarter of fiscal 2010 was $24.7 million.

•	Average monthly revenue per end user (ARPU) for the fourth quarter of fiscal 2010 decreased 13 percent over the fourth quarter of fiscal 2009 to $1.03.

•	Average monthly paying end users for the fourth quarter of fiscal 2010 increased 69 percent year over year to 16.1 million.

•	Completed initial public offering in May 2010 with approximately $44.6 million in net proceeds to TeleNav, after underwriting commissions and discounts and offering expenses.

“In our first quarter as a public company, TeleNav is pleased to report solid financial results for the fourth quarter and fiscal 2010,” said HP Jin, president, CEO and co-founder of TeleNav. “During fiscal 2010, TeleNav substantially increased its subscriber base and expanded its partnership with Ford Motor Company, paving the way for growth in our in-dash navigation segment. More recently, TeleNav expanded its U.S. carrier base with the addition of U.S. Cellular, the nation’s sixth largest wireless carrier.”

Revenue for the fourth quarter of fiscal 2010 was $49.5 million, compared to revenue of $45.1 million for the third quarter of fiscal 2010 and $34.3 million for the fourth quarter of fiscal 2009. Revenue for fiscal 2010 was $171.2 million, compared to revenue of $110.9 million in fiscal 2009.

Net income for the fourth quarter of fiscal 2010 was $10.6 million, or $0.24 per diluted share, compared to net income of $12.5 million, or $0.23 per diluted share, for the third quarter of fiscal 2010 and $10.3 million, or $0.20 per diluted share, for the fourth quarter of fiscal 2009. Net income for fiscal 2010 was $41.4 million, or $0.83 per diluted share, compared to net income of $29.6 million, or $0.57 per diluted share, in fiscal 2009.

Non-GAAP net income for the fourth quarter of fiscal 2010 was $13.0 million, or $0.31 per diluted share, compared to non-GAAP net income of $13.1 million, or $0.34 per diluted share, for the third quarter of fiscal 2010 and $10.5 million, or $0.28 per diluted share, for the fourth quarter of fiscal 2009. For fiscal 2010, non-GAAP net income was $45.2 million, or $1.16 per diluted share, compared to $30.1 million, or $0.82 per diluted share, in fiscal 2009. Our Non-GAAP net income excludes stock-based compensation expense net of the related tax effect. The shares used in the calculation of our non-GAAP net income per share assume the conversion of all outstanding preferred stock into shares of common stock using the as-if converted method as of the beginning of each period presented or the date of issuance, if later.

“Cash generated from operations of $44.5 million increased 93 percent year over year. Including the successful completion of TeleNav’s initial public offering this quarter, TeleNav increased its cash and cash equivalents 241 percent year over year to $112.9 million as of June 30, 2010,” said Douglas Miller, chief financial officer of TeleNav. “TeleNav’s strengthened balance sheet positions us to further invest in our core LBS business, as well as other strategic initiatives such as in-dash navigation and mobile advertising.”

Recent Business Highlights:

•	In July 2010, U.S. Cellular, the nation’s sixth largest wireless carrier, selected TeleNav as a GPS navigation partner and launched Your Navigator Deluxe™, powered by TeleNav, on multiple smartphones.

•

In May 2010, TeleNav announced the availability of the Sendum PT200 tracking device for Sprint wireless enterprise customers using the TeleNav Asset Tracker platform. The device provides highly accurate location information allowing TeleNav Asset Tracker users to monitor the real-time location of assets, such as high-value packages, cargo or equipment, using a secure, Web-based portal.

•

In April 2010, TeleNav announced the availability of TeleNav business mobility products for Verizon Wireless enterprise customers, which allow organizations’ field personnel to manage their work and exchange data with back-office systems using their smartphones on the Verizon Wireless network.

•

In March 2010, TeleNav unveiled the new version of TeleNav GPS Navigator™ with new features including one-touch speech recognition, lane assist, red light traffic camera and speed limit alerts, and navigation while out of wireless coverage areas.

•

In March 2010, TeleNav introduced OnMyWay™, a new location-based mobile application that automatically alerts a pre-determined person or group of people of the sender’s trip status and estimated time of arrival (ETA).

•	In January 2010 during CES, Ford Motor Company announced that it would use TeleNav’s automotive-grade GPS navigation software in its next generation of the Ford SYNC™ platform.

TeleNav’s largest customer, Sprint, is in negotiations with TeleNav regarding potential amendment of its current contract, which expires as to TeleNav’s right to be Sprint’s exclusive provider of Sprint Navigation on December 31, 2010 and terminates on December 31, 2011. Sprint and TeleNav are currently in active discussions to amend material terms of that contract including an extension of the contract and TeleNav’s preferred provider status, changes to the current per subscriber revenue model, and provisions for new revenue opportunities from premium products, advertising and mobile commerce. TeleNav anticipates that any extended agreement would result in declines in ARPU and significant reductions in total revenue from Sprint for bundled basic navigation services compared to the most recent quarter, but would also likely result in continued increases in the number of subscribers. TeleNav cannot predict whether or when it will reach agreement with Sprint on these matters or what the ultimate financial impact would be.

Business Outlook

TeleNav offers the following guidance for the first quarter ending September 30, 2010, which assumes no amendment to the Sprint agreement would be effective during the quarter ending September 30, 2010:

•	Total revenue is expected to be approximately $50.0 million;

•	Gross margins are expected to be 80%;

•	Non-GAAP operating expenses are expected to increase 10% sequentially, and exclude approximately $800,000 in stock-based compensation;

•	GAAP net income is expected to be approximately $10.0 million;

•	GAAP diluted net income per share is expected to be approximately $0.22;

•	Non-GAAP net income is expected to be approximately $11.0 million;

•	Non-GAAP diluted net income per share is expected to be approximately $0.23;

•	Effective tax rate is expected to be 41%;

•	Weighted-average diluted shares outstanding are expected to be 45 to 46 million.

The above information concerning the forecast for the quarter ending September 30, 2010 represents the company’s outlook only as of the date hereof, and TeleNav undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Conference Call

The company will host an investor conference call and live webcast today at 2:00 p.m. PDT (5:00 p.m. EDT) to discuss its fourth quarter and fiscal year 2010 results and outlook for the first quarter of fiscal 2011. To access the conference call, dial 888-221-9466 or 913-312-6664 and enter pass code 5484800. The webcast will be accessible on TeleNav’s investor relations website at http://investor.telenav.com/. A replay of the conference call will be available approximately two hours after its completion and will be available through Tuesday, August 3, 5:00 p.m. PDT. To access the replay, please dial 888-203-1112 or 719-457-0820 and enter pass code 5484800.

Use of Non-GAAP Financial Measures

TeleNav prepares its financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The non-GAAP financial measures such as net income and earnings per share information for fiscal 2010 and the third and fourth quarter of fiscal 2010 and similar periods from the prior year included in this press release are different from those otherwise presented under GAAP. The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants accounted for under GAAP. Stock-based compensation expense has been and will continue to be a significant recurring expense for TeleNav. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income.

Our non-GAAP tax rate differs from the GAAP tax rate due to the elimination of the tax rate effect of the GAAP stock compensation expenses that are being eliminated to arrive at the non-GAAP expenses.

The shares used to compute non-GAAP basic and diluted net income per share include the assumed conversion of all outstanding shares of convertible preferred stock into shares of common stock using the as-if converted method as of the beginning of each period presented or the date of issuance, if later. In May 2010, in conjunction with the closing of our initial public offering, all of our outstanding preferred stock was converted into shares of our common stock.

TeleNav has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and therefore are helpful in understanding TeleNav’s underlying operating results. These non-GAAP measures are some of the primary measures TeleNav’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of the GAAP to non-GAAP results are presented at the end of this press release.

Forward Looking Statements

This press release contains forward-looking statements that are based on TeleNav’s management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning TeleNav’s anticipated or assumed future results of operations, the anticipated outcome of current negotiations with Sprint to amend TeleNav’s current contract, and the benefits of TeleNav’s relationship with Ford and US Cellular. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, fluctuations in TeleNav’s quarterly and annual operating results; the amendments, if any, to TeleNav’s agreement with Sprint; TeleNav’s dependence on Sprint and AT&T for a substantial majority of its revenue; competition from other market participants who may provide comparable services to subscribers without charge; TeleNav’s inexperience in the automotive navigation market; TeleNav’s ability to estimate and sustain or increase its profitability; TeleNav’s ability to attract, migrate and retain new wireless carriers and auto manufacturers; TeleNav’s ability to issue new releases of its products and services and expand its product portfolio; changes to current accounting policies which may have a significant, adverse impact upon TeleNav’s financial results; the introduction of new products by competitors or the entry of new competitors into the markets for TeleNav’s services and products; the impact of current or future intellectual property litigation and claims for indemnification and economic and political conditions in the US and abroad. We discuss these risks in greater detail in “Risk factors” and elsewhere in our Form S-1 and other filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About TeleNav, Inc.

TeleNav, Inc. is a leading provider of consumer location-based services (LBS), enterprise LBS and automotive LBS. TeleNav’s solutions provide consumers, wireless service providers, enterprises and automakers with location-specific, real-time, personalized services such as GPS navigation, local search, mobile advertising, mobile commerce, location tracking and workflow automation. TeleNav’s technology is available across more than 500 types of mobile phones, all major mobile phone operating systems and a broad range of wireless network protocols. TeleNav’s service providers and partners include AT&T, Bell Mobility, Boost Mobile, China Mobile, Cincinnati Bell, Ford Motor Company, NII Holdings, Rogers, Sprint Nextel, Telcel, T-Mobile UK, T-Mobile USA, U.S. Cellular, Verizon Wireless and Vivo Brazil.

For more information on TeleNav, please visit www.telenav.com. Follow TeleNav on Twitter at www.twitter.com/telenav or on Facebook at www.facebook.com/telenav.

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Copyright 2010 TeleNav, Inc. All Rights Reserved.

“TeleNav,” the TeleNav logo, and “telenav.com” are registered and unregistered trademarks and/or service marks of TeleNav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

TNAV-F

Media Contacts:

Mary Beth Lowell

TeleNav, Inc.

425.531.0122

marybethl@telenav.com

Investor Relations:

Cynthia Hiponia

The Blueshirt Group (for TeleNav)

408.990.1265

IR@telenav.com

TeleNav, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	6/30/2010	6/30/2009 *
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$112,862	$33,128
Accounts receivable; net of allowances of $246 and $229, respectively	37,322	23,938
Deferred tax assets, current	2,004	2,053
Prepaid expenses and other current assets	3,020	2,872

Total current assets	155,208	61,991
Property and equipment, net	9,637	6,615
Deposits and other assets	9,744	3,604

Total assets	$174,589	$72,210

Liabilities, convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$2,507	$2,115
Accrued compensation	5,583	3,784
Accrued royalties	2,988	3,335
Other accrued expenses	2,721	1,875
Deferred revenue	6,746	3,472
Warrant liabilities	—	2,511
Income taxes payable	1,897	—

Total current liabilities	22,442	17,092
Other liabilities	3,110	374
Convertible preferred stock:
$0.001 par value: 23,358 shares authorized, none, and 23,084 shares issued and outstanding at June 30, 2010 and 2009, respectively	—	51,368
Stockholders’ equity:
Preferred stock, $0.001 par value: 50,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value: 600,000 shares authorized; 42,140 and 11,320 shares issued and outstanding at June 30, 2010 and 2009, respectively	42	11
Additional paid-in capital	109,687	3,490
Accumulated other comprehensive income	399	404
Retained earnings (deficit)	38,909	(529)

Total stockholders’ equity	149,037	3,376

Total liabilities, convertible preferred stock and stockholders’ equity	$174,589	$72,210

*	Derived from audited consolidated financial statements as of June 30, 2009

TeleNav, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	6/30/2010	6/30/2009	6/30/2010	6/30/2009 *
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$49,510	$34,254	$171,162	$110,880
Cost of revenue	8,351	6,477	29,481	20,250

Gross profit	41,159	27,777	141,681	90,630
Operating expenses:
Research and development	13,473	7,224	41,556	23,500
Sales and marketing	4,674	4,506	17,197	16,536
General and administrative	5,243	2,414	14,518	8,302

Total operating expenses	23,390	14,144	73,271	48,338

Income from operations	17,769	13,633	68,410	42,292
Interest income	41	45	114	268
Other income (expense), net	(118)	(373)	(521)	(1,044)

Income before provision for income taxes	17,692	13,305	68,003	41,516
Provision for income taxes	7,080	2,972	26,593	11,898

Net income	$10,612	$10,333	$41,410	$29,618

Net income applicable to common stockholders	$8,936	$5,558	$25,560	$15,719

Net income per share applicable to common stockholders:
Basic	$0.32	$0.49	$1.64	$1.39
Diluted	$0.24	$0.20	$0.83	$0.57
Weighted average shares used in computing net income applicable to common stockholders:
Basic	27,624	11,306	15,569	11,273
Diluted	37,481	27,790	30,833	27,724

*	Derived from audited consolidated financial statements as of June 30, 2009

TeleNav, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	6/30/2010	6/30/2009 *
	(Unaudited)
Operating activities
Net income	$41,410	$29,618
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,197	2,390
Stock-based compensation expense	4,927	507
Loss on disposal of property and equipment	67	63
Revaluation of preferred stock warrants	346	843
Excess tax benefit from stock-based compensation	(375)	—
Changes in operating assets and liabilities:
Accounts receivable	(13,384)	(9,385)
Deferred income taxes	(3,514)	(2,476)
Prepaid expenses and other current assets	(148)	(2,196)
Other assets	(1,243)	(908)
Accounts payable	587	522
Accrued compensation	1,799	1,683
Accrued royalties	(347)	1,417
Accrued expenses and other liabilities	3,410	59
Income taxes payable	2,272	(183)
Deferred revenue	3,446	1,086

Net cash provided by operating activities	44,450	23,040

Investing activities
Purchases of property and equipment	(7,375)	(5,368)
Addition to capitalized software	(2,440)	(1,626)

Net cash used in investing activities	(9,815)	(6,994)

Financing activities
Proceeds from exercise of stock options	457	68
Proceeds from initial public offering, net of issuance costs	44,638	—
Proceeds from exercise of Series E preferred stock warrants	862	—
Repurchase of common stock	(1,228)	—
Excess tax benefit from stock-based compensation	375	—

Net cash provided by financing activities	45,104	68

Effect of exchange rate changes on cash and cash equivalents	(5)	164

Net increase in cash and cash equivalents	79,734	16,278
Cash and cash equivalents, at beginning of period	33,128	16,850

Cash and cash equivalents, at end of period	$112,862	$33,128

Supplemental disclosure of cash flow information
Income taxes paid	$23,737	$15,916

*	Derived from audited consolidated financial statements as of June 30, 2009

TeleNav, Inc.

Unaudited Reconciliation of Non-GAAP Adjustments

(in thousands except for per share amounts)

	Three Months Ended			Fiscal Year Ended
	6/30/2010	3/31/2010	6/30/2009	6/30/2010	6/30/2009
GAAP net income	$10,612	$12,541	$10,333	$41,410	$29,618
Stock-based compensation:
Cost of revenue	4	7	1	18	4
Research and development	1,863	320	97	2,604	237
Sales and marketing	170	139	48	516	155
General and administrative	1,443	144	33	1,789	111

Total stock-based compensation	3,480	610	179	4,927	507
Tax effect of adding back stock compensation	(1,111)	(9)	(13)	(1,132)	(38)

Non-GAAP net income	$12,981	$13,142	$10,499	$45,205	$30,087

Shares used in computing GAAP basic net income per share	27,624	11,567	11,306	15,569	11,273
Weighted average effect of the assumed conversion of convertible preferred stock on the original dates of issuance	11,031	23,345	23,084	20,161	23,084

Shares used in computing non-GAAP basic net income per share	38,655	34,912	34,390	35,730	34,357

Shares used in computing GAAP diluted net income per share	37,481	29,191	27,790	30,833	27,724
Weighted average effect of the assumed conversion of convertible preferred stock on the original dates of issuance	4,424	9,362	9,101	8,014	9,101

Shares used in computing non-GAAP diluted net income per share	41,905	38,553	36,891	38,847	36,825

Non-GAAP basic net income per share	$0.34	$0.38	$0.31	$1.27	$0.88
Non-GAAP diluted net income per share	$0.31	$0.34	$0.28	$1.16	$0.82